Exhibit 99.1

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces Second Quarter 2010 Net Income of $2.6 Million.

LOWELL, Mass (July 21, 2010) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $2.6 million for the quarter ended June 30, 2010, compared to $1.4 million for the quarter ended June 30, 2009, an increase of 89%.  Net income for the six months ended June 30, 2010 amounted to $5.5 million compared to $2.9 million for the comparable 2009 period, an increase of 90%.   Diluted earnings per share were $0.28 and $0.60 for the three and six months ended June 30, 2010 compared to $0.17 and $0.36 for each of the same periods in 2009, increases of 65% and 67% respectively.

The increase in net income is primarily attributed to growth in loans, deposits and investment assets under management during the last year, increased net interest income spreads, increased gains on securities in the current quarter, and for the 2009 periods, results were negatively impacted by the FDIC special assessment and impairment charges on investment securities.

As previously announced on July 20, 2010, the Company declared a quarterly dividend of $0.10 per share to be paid on September 1, 2010, to shareholders of record as of August 11, 2010. The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are pleased to continue to report strong financial results, while at the same time, investing to position Enterprise for continued long-term growth.  Investments in our branch network, infrastructure, technology, and most importantly, in our people are positioning us to take advantage of current market opportunities now and into the future. Deposits, excluding brokered deposits, and loans have grown 17% and 6%, respectively, on an annualized basis since December 31, 2009.  In early June, we moved from our temporary location in Derry, NH to our newly constructed full-service branch at 47 Crystal Ave., and we recently announced plans for a new office in Hudson, NH, which we anticipate opening by the end of the year. Hudson will be our third Southern New Hampshire location.”

Founder and Chairman of the Board George Duncan stated, “We have an unwavering commitment and focus on the communities that we serve. Local businesses, professionals, non-profits and individuals continue to seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and strong customer service focus, we are well positioned to meet our communities’ needs.  We feel the recent bank acquisitions in Eastern Massachusetts and Southern New Hampshire will benefit our franchise because any time a local bank is purchased by an out-of-area bank they lose the local knowledge and personal service elements that are so important to succeed and grow in today’s environment.”

Results of Operations

Net interest income for the quarter ended June 30, 2010 amounted to $13.9 million, an increase of $2.2 million, or 19%, compared to the June 2009 quarter.  Net interest income increased $4.2 million, or 19% for the six month period ended June 30, 2010 and amounted to $27.0 million, compared to $22.8 million for the six months ended June 30, 2009.  The increase in net interest income over the comparable 2009 quarter and year-to-date periods was due primarily to loan growth. For the three months ended June 30, 2010, average loan balances increased $112.5 million compared to the three months ended June 30, 2009.  Average loan balances increased $119.4 million for the year-to-date period ended June 30, 2010 compared to the same period in 2009.  Additionally, net interest margin increased to 4.48% for the three months ended June 30, 2010 compared to 4.19% for the quarter ended June 30, 2009.  Net interest margin was 4.42% for the fourth quarter of 2009.  Year-to-date net interest margin was 4.46% and 4.18% for the six months ended June 30, 2010 and 2009, respectively, and 4.28% for the year ended December 31, 2009.

The provision for loan losses amounted to $1.0 million for the three months ended June 30, 2010, compared to $864 thousand for the same period in 2009.  The provision for loan losses amounted to $1.9 million and $2.0 million for the six months ended June 30, 2010 and 2009, respectively.  The provision for loan losses was impacted primarily by the level of general non-performing loans and reserves for specific adversely classified loans, net charge-offs, and the level of loan growth.  Loan growth during the first six months of 2010 amounted to $33.4 million compared to $70.8 million for the same period in 2009.  For the year-to-date period ended June 30, 2010, the Company recorded net charge-offs of $848 thousand, compared to net charge-offs of $525 thousand for the period ended June 30, 2009.  Annualized net charge-offs for the six months ended June 30, 2010 amounted to 0.16% of average total loans, and non-performing assets to total assets were 1.40% at June 30, 2010.  The levels of charge-offs and non-performing assets, which reflect more normalized levels compared to the historic lows of recent years, are a function of the current economic environment and remain favorable compared to peer levels. The allowance for loan losses to total loans ratio was 1.73% at June 30, 2010, compared to 1.68% at December 31, 2009 and 1.64% at June 30, 2009.

Non-interest income for the three months ended June 30, 2010 amounted to $2.9 million, an increase of $502 thousand, or 21%, compared to the same quarter last year, primarily resulting from increases in net gains on sales of investment securities, investment advisory fees and deposit service fees, partially offset by declines in gains on loan sales.  Non-interest income for the six months ended June 30, 2010 amounted to $5.9 million an increase of $1.2 million, or 26%, compared to the 2009 year-to-date period.  The increase in the current year-to-date period primarily resulted from a reduction in the impairment charges on investment securities partially offset by a decrease in net gains on sales of investment securities, in addition to increases in investment advisory fees, deposit service fees and gains on sales of other real estate owned, partially offset by declines in gains on loan sales.

Non-interest expense for the three months ended June 30, 2010, amounted to $11.8 million, an increase of $542 thousand, or 5%, compared to the same quarter last year.  Non-interest expense for the six months ended June 30, 2010, amounted to $22.9 million, an increase of $1.4 million, or 6%, compared to the same period in the prior year. The increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in compensation-related costs, technology expenses and advertising expenses, partially offset by a reduction in deposit insurance expense due to a special assessment in June 2009.

Key Financial Highlights

•                  Total assets were $1.37 billion at June 30, 2010 as compared to $1.30 billion at December 31, 2009, an increase of 5%.

•                  Total loans increased $33.4 million, or 3%, since December 31, 2009 amounting to $1.12 billion at June 30, 2010.

•                  Total deposits, excluding brokered deposits, were $1.21 billion at June 30, 2010 compared to $1.12 billion at December 31, 2009, an increase of 8.5%.  Brokered deposits amounted to $3.0 million and $27.9 million on those respective dates.

•                  Investment assets under management amounted to $441.7 million at June 30, 2010 compared to $433.0 million at December 31, 2009, an increase of 2%.

•                  Total assets under management amounted to $1.9 billion at June 30, 2010 compared to $1.8 billion at December 31, 2009, an increase of 5%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 83 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The

Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem. The Company is also in the process of obtaining regulatory approvals to establish a new branch in Hudson, New Hampshire, and expects that this office will be open for business by the end of the year.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and six months ended June 30, 2010 and 2009

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009

Interest and dividend income:
Loans	$15,354	$14,095	$30,123	$27,715
Investment securities	1,057	1,121	2,147	2,704
Short-term investments	14	56	20	73
Total interest and dividend income	16,425	15,272	32,290	30,492

Interest expense:
Deposits	2,224	3,294	4,555	6,933
Borrowed funds	50	67	107	162
Junior subordinated debentures	295	295	589	589
Total interest expense	2,569	3,656	5,251	7,684

Net interest income	13,856	11,616	27,039	22,808

Provision for loan losses	1,033	864	1,912	1,966

Net interest income after provision for loan losses	12,823	10,752	25,127	20,842

Non-interest income:
Investment advisory fees	879	697	1,733	1,346
Deposit service fees	1,034	905	2,006	1,778
Income on bank-owned life insurance	166	156	322	311
Other than temporary impairment on investment securities	(7)	(16)	(8)	(774)
Net gains on sales of investment securities	276	—	777	971
Gains on sales of loans	103	256	184	378
Other income	406	357	934	718
Total non-interest income	2,857	2,355	5,948	4,728

Non-interest expense:
Salaries and employee benefits	6,676	6,179	13,122	12,081
Occupancy and equipment expenses	1,332	1,325	2,639	2,660
Technology and telecommunications expenses	1,010	751	1,922	1,507
Audit, legal and other professional fees	328	351	595	625
Advertising and public relations expenses	755	446	1,281	992
Deposit insurance premiums	449	954	909	1,327
Supplies and postage expenses	201	198	397	400
Investment advisory and custodial expenses	110	116	246	219
Other operating expenses	911	910	1,794	1,744
Total non-interest expense	11,772	11,230	22,905	21,555

Income before income taxes	3,908	1,877	8,170	4,015
Provision for income taxes	1,305	503	2,681	1,123

Net income	$2,603	$1,374	$5,489	$2,892

Basic earnings per share	$0.28	$0.17	$0.60	$0.36
Diluted earnings per share	$0.28	$0.17	$0.60	$0.36
Basic weighted average common shares outstanding	9,219,171	8,181,721	9,172,194	8,120,867
Diluted weighted average common shares outstanding	9,223,965	8,195,116	9,176,734	8,133,032

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	June 30, 2010	December 31, 2009	June 30, 2009

Assets
Cash and cash equivalents:
Cash and due from banks	$30,504	$25,851	$29,827
Short-term investments	40,050	6,759	24,838
Total cash and cash equivalents	70,554	32,610	54,665

Investment securities	137,748	139,109	127,490
Loans, less allowance for loan losses of $19,282 at June 30, 2010, $18,218 at December 31, 2009 and $16,710 at June 30, 2009, respectively	1,096,978	1,064,612	1,002,713
Premises and equipment	24,360	22,924	22,857
Accrued interest receivable	5,432	5,368	5,154
Deferred income taxes, net	10,211	10,345	9,992
Bank-owned life insurance	14,114	13,835	13,561
Prepaid income taxes	1,041	—	1,163
Prepaid expenses and other assets	7,922	9,466	4,876
Core deposit intangible, net of amortization	10	76	143
Goodwill	5,656	5,656	5,656

Total assets	$1,374,026	$1,304,001	$1,248,270

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,215,161	$1,144,948	$1,085,190
Borrowed funds	25,372	24,876	44,746
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	9,003	14,270	11,985
Income taxes payable	—	98	—
Accrued interest payable	1,011	1,320	1,713

Total liabilities	1,261,372	1,196,337	1,154,459

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,237,765 and, 9,090,518 and 8,222,424 shares issued and outstanding at June 30, 2010, December 31, 2009 and June 30, 2009, respectively	92	91	82
Additional paid-in capital	41,608	40,453	30,896
Retained earnings	68,699	65,042	61,552
Accumulated other comprehensive income	2,255	2,078	1,281

Total stockholders’ equity	112,654	107,664	93,811

Total liabilities and stockholders’ equity	$1,374,026	$1,304,001	$1,248,270

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2010	At or for the year ended December 31, 2009	At or for the six months ended June 30, 2009
Balance Sheet Items:
Total assets	$1,374,026	$1,304,001	$1,248,270
Loans serviced for others	68,081	53,659	36,702
Investment assets under management	441,733	433,043	381,232
Total assets under management	$1,883,840	$1,790,703	$1,666,204

Book value per share	$12.19	$11.84	$11.41
Dividends per common share	$0.20	$0.38	$0.19
Total capital to risk weighted assets	11.26%	11.08%	10.43%
Tier 1 capital to risk weighted assets	9.98%	9.77%	9.14%
Tier 1 capital to average assets	8.59%	8.62%	8.02%
Allowance for loan losses to total loans	1.73%	1.68%	1.64%
Non-performing assets	$19,199	$21,695	$13,586
Non-performing assets to total assets	1.40%	1.66%	1.09%

Income Statement Items (annualized):
Return on average assets	0.83%	0.64%	0.48%
Return on average stockholders’ equity	10.03%	8.31%	6.28%
Net interest margin (tax equivalent)	4.46%	4.28%	4.18%